Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock of HilleVax, Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D.

Dated: September 19, 2025

TAKEDA PHARMACEUTICAL COMPANY LIMITED By: /s/Paul Sundberg Name: Paul Sundberg Title: Authorized Signatory
TAKEDA VACCINES, INC. By:/s/ Max Heuer Name: Max Heuer Title: Authorized Signatory